Exhibit 21

A.P. Woodson Company – District of Columbia

Columbia Petroleum Transportation, LLC - Delaware

Marex Corporation - Maryland

Maxwhale Corp. - Minnesota

Meenan Holdings of New York, Inc.

Meenan Oil Co., Inc. - Delaware

Meenan Oil Co., L.P. - Delaware

Ohio Gas & Appliance Company - Ohio

Ortep of Pennsylvania, Inc. - Pennsylvania

Petro Holdings, Inc. - Minnesota

Petro Plumbing Corporation – New Jersey

Petro, Inc. - Delaware

Petroleum Heat and Power Co., Inc. - Minnesota

RegionOil Plumbing, Heating and Cooling Co., Inc. – New Jersey

Richland Partners, LLC - Pennsylvania

Star Gas Finance Company - Delaware

Star Gas Propane, L.P. - Delaware

Star/Petro, Inc. - Minnesota

Stellar Propane Service Corp. – New York

TG&E Service Company, Inc. - Florida

Total Gas & Electric, Inc. - Florida

Total Gas & Electricity (PA), Inc. - Florida